Exhibit 99.1

Identiv Secures Investment of up to $20 Million

FREMONT, Calif., December 21, 2017 – Identiv, Inc. (NASDAQ: INVE), a global provider of physical security and secure identification, announced today the closing of a privately placed stock purchase transaction (the “Transaction”) for the sale of preferred stock to each of 21 April Fund, Ltd. and 21 April Fund, L.P. (the “21 April Funds”), private funds managed by First Eagle Investment Management, LLC, for aggregate gross proceeds of up to $20 million. Identiv will use the net proceeds from the Transaction to pay down debt and to fund future acquisitions of technology, business and other assets.

Under the securities purchase agreement with the 21 April Funds (the “Purchase Agreement”), Identiv has issued $12 million of its Series B non-voting convertible preferred stock (the “Preferred Shares”) at $4.00 per share. The stated value of each Preferred Share, $4.00 per share, will accrete at a compounded annual rate of 5% for the first six years following the issuance of such share and 3% for each year thereafter, provided that, for each year after the tenth anniversary of the closing of the Transaction, the Company may elect to settle that year’s accreted value in cash. Subject to certain limitations detailed in the Transaction documents, each Preferred Share and its associated accreted dividends can be converted into common shares of Identiv at a conversion price of $4.00 per share, subject to adjustment for certain dilutive issuances, stock splits, stock dividends or similar events. Under the terms of the Purchase Agreement, Identiv has the option to call an additional $8 million in the aggregate from the 21 April Funds on or before December 21, 2018.

“This transaction accomplishes three goals as we build a leading, substantial-scale security company for the long term. It removes debt overhang; underscores our ability to execute on inorganic opportunities; and demonstrates support for Identiv’s value-building strategy from very credible participants in the investor community”, said Steven Humphreys, Identiv CEO. “Coupled with our solid balance sheet, and positive adjusted EBITDA over five quarters, we’re strongly positioned to focus entirely on executing our organic and inorganic growth strategy to build a leading, highly-valued business. Securing and instrumenting the increasingly-connected physical world is one of the major opportunities of our time. Identiv’s capital structure now aligns with our business opportunity. Ultimately, we believe this strategy will drive significant operating leverage, profitability and value creation for our shareholders.”

Sandra Wallach, Identiv CFO, added: “Importantly, the transaction structure comes with limited preferences, and no liquidation preference. The 21 April Funds are supportive of our long-term goals and strategy to significantly scale our business. Their investment has grown significantly this year since their participation in our public offering in May and subsequent open market purchases. Their latest investment at a 30% premium to recent share price levels supports our long-term goals and strategy.”

Additional information regarding the financing is included in a Current Report on Form 8-K to be filed by Identiv with the Securities and Exchange Commission.

This press release does not and shall not constitute an offer to sell or the solicitation of any offer to buy any of the securities, nor shall there be any sale of the securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Conference Call

Identiv management will hold a conference call today (December 21, 2017) at 4:30 p.m. Eastern Standard Time (1:30 p.m. Pacific Standard Time) to discuss this transaction.

U.S. dial-in number: 1-866-548-4713

International number: 1-323-794-2093

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at 1-949-574-3860.

The conference call will be broadcasted live and available for replay here and via the Investor Relations section of Identiv’s website.

A replay of the call will be available after 7:30 p.m. Eastern time through January 21, 2018.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Conference ID: 2116272

About Identiv

Identiv, Inc. is a global provider of physical security and secure identification. Identiv’s products, software, systems, and services address the markets for physical and logical access control and a wide range of RFID-enabled applications. Customers in the government, enterprise, consumer, education, healthcare, and transportation sectors rely on Identiv’s access and identification solutions. Identiv’s mission is to secure the connected physical world: from perimeter to desktop access, and from the world of physical things to the Internet of Everything. Identiv is a publicly traded Company and its common stock is listed on the NASDAQ Capital Market in the U.S. under the symbol “INVE.” For more information, visit identiv.com.

Note Regarding Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those involving future events and future results that are based on current expectations as well as the current beliefs and assumptions of the Company’s management and can be identified by words such as

“anticipates”, “believes”, “plans”, “will”, “intends”, “expects”, and similar references to the future. Any statement that is not a historical fact, including the statements regarding the Company’s market opportunity, positioning to execute on a growth strategy, pursuit of acquisitions and scaling of its business to drive operating leverage and profitability, is a forward-looking statement.

Forward-looking statements are only predictions and are subject to a number of risks and uncertainties, many of which are outside our control, which could cause actual results to differ materially and adversely from those expressed in any forward-looking statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the Company’s ability to continue momentum in its business; its ability to successfully execute its growth strategy, including its ability to acquire synergistic products, technologies and businesses on commercially reasonable terms, or at all; its ability to deliver positive EBITDA results and, over time, profitability; the level of customer orders, the success of its products and partnerships, industry trends and seasonality, and factors discussed in our public reports, including our Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent reports filed with the U.S. Securities and Exchange Commission. All forward-looking statements are based on information available to us on the date hereof, and we assume no obligation to update such statements.

Investor Relations Contact:

Matt Glover and Najim Mostamand, CFA

Liolios Group, Inc.

949-574-3860

IR@identiv.com

Media Contact:

press@identiv.com